Bonds.com 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

BONDS.COM GROUP EXPLORING STRATEGIC ALTERNATIVES

New York, NY – January 29, 2014 -- Bonds.com Group, Inc. (the “Company”) (OTCQB: BDCG) today announced that its Board of Directors is exploring and evaluating strategic alternatives for the Company, including a possible strategic investment, merger or sale of the Company. The Board of Directors has established a Special Committee consisting entirely of independent directors to provide focus, assistance and direct oversight of this process and has retained a financial advisor.

The Company has not set a timetable for completion of the evaluation process or made a decision to pursue any particular transaction, and there can be no assurance that any transaction will be pursued or completed.

George O’Krepkie, President of the Company, said: “As we begin this next phase of development, we are encouraged by prospects offered by potential partners for better serving our clients. We continue to conduct our business daily to meet client expectations and needs.”

About Bonds.com Group, Inc.

The Company, through its subsidiary Bonds.com, Inc., serves institutional fixed income investors by providing a comprehensive, zero subscription fee online trading platform for corporate fixed income securities. The Company provides a global solution for trading small lot inventories electronically. More information about the Company and its trading platform may be found at www.bonds.com.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding the Company’s beliefs, expectations, prospects, strategic plans and statements regarding the potential for future transactions, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in the Company’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements in this press release to reflect events or circumstances after the date they were made, including any undertaking to disclose developments with respect to the strategic review process until such time as its Board of Directors approves a specific transaction or it otherwise deems further disclosure is appropriate or required by law. Copies of the Company’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained at the Investor Relations section of the Company’s website at www.bonds.com.

Contact:

Bonds.com Group, Inc.

John Ryan, Chief Financial Officer

(212) 257-4062